UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2011
VIEWPOINT FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-34737	27-2176993

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1309 W. 15th Street, Plano, Texas	75075

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (972) 578-5000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On December 8, 2011, ViewPoint Financial Group, Inc. (the “Registrant”) entered into a definitive agreement (the “Agreement”) with Highlands Bancshares, Inc. (“Highlands”), pursuant to which Highlands will be merged with and into the Registrant (the “Merger”), and immediately thereafter Highland’s bank subsidiary, The First National Bank of Jacksboro (“FNB”), will be merged with and into the Registrant’s subsidiary bank, ViewPoint Bank. Highlands shareholders will be entitled to receive, for each share of Highlands common stock they hold, 0.6636 shares of the Registrant’s common stock, with cash paid in lieu of fractional shares. Based on the 8.3 million shares of Highlands common stock currently outstanding, it is expected that the Registrant will issue approximately 5.5 million shares of common stock in the Merger.
In the event the Agreement is terminated under certain specified circumstances in connection with a competing transaction, Highlands will be required to pay the Registrant a termination fee of up to $2.5 million in cash.
Kevin J. Hanigan, President and Chief Executive Officer of Highlands and FNB, has entered into a three-year employment agreement with the Registrant and ViewPoint Bank, to become effective upon the closing of the Merger, pursuant to which he will serve as President and Chief Executive Officer of the Registrant and ViewPoint Bank. In addition, Mr. Hanigan and one other director of Highlands will join the Boards of Directors of the Registrant and ViewPoint Bank following the completion of the Merger.
The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval of the Agreement by the shareholders of Highlands, and is expected to be completed in early 2012. All of the directors and executive officers of Highlands have agreed to vote their shares of Highlands common stock in favor of approval of the Agreement.
The foregoing summary of the Agreement is not complete and is qualified in its entirety be reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated by reference herein.

Cautionary Statement Regarding Representations and Warranties
The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates, were solely for the benefit of the parties to the Agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Registrant or Highlands, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Agreement, which subsequent information may or may not be fully reflected in the Registrant’s public disclosures.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
The information set forth under Item 1.01 “Entry into Material Definitive Agreement” is incorporated by reference into this Item 5.02.
Item 7.01 Regulation FD Disclosure
The joint press release issued by the Registrant and Highlands on December 8, 2011 announcing the Agreement is furnished herewith as Exhibit 99.1. The investor presentation material to be used by the Registrant for its conference call on December 8, 2011 to discuss the proposed transaction is furnished herewith as Exhibit 99.2.
Item 8.01 Other Events
In the joint press release, the Registrant also announced that ViewPoint Bank has met the requirements of the Office of the Comptroller of the Currency for approval to convert from a federal thrift charter to a national banking association charter under 12 C.F.R. Part 5.24. Additionally, the Registrant has received approval from the Federal Reserve Board to convert from a thrift holding company to a national bank holding company.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 8, 2011, by and between ViewPoint Financial Group, Inc. and Highlands Bancshares, Inc.

99.1	Joint Press Release dated December 8, 2011

99.2	Investor Presentation Material

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 8, 2011	VIEWPOINT FINANCIAL GROUP, INC.
	By:	/s/ Pathie E. McKee
Pathie E. McKee, Executive Vice President and
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 8, 2011, by and between ViewPoint Financial Group, Inc. and Highlands Bancshares, Inc.

99.1	Joint Press Release dated December 8, 2011

99.2	Investor Presentation Material

6